Exhibit 99.1

CITIZENS TRUST BANK SALUTES A GREAT LEADER: REMEMBERING JAMES E. YOUNG

February 27, 2012 — (ATLANTA, GA) Citizens Trust Bank, a subsidiary of Citizens Bancshares Corporation, announces the death of James E. Young.  President and CEO since 1998, James E. Young died after a brief battle with cancer.

A native of Cleveland, Tennessee, Mr. Young served as a member of the Board of Directors for: The National Bankers Association, The Atlanta Action Forum, Central Atlanta Progress, The Commerce Club and Rock-Tenn Company.  In addition he was a member of the Board of Councilors of The Carter Center, the DeKalb County Chapter of 100 Black Men of America and Antioch AME Church in Stone Mountain.

He is survived by his wife Rebecca Young, of over thirty years, three sons and a daughter.

James E. Young joined Citizens Trust Bank of Atlanta on February 2, 1998 as President and CEO as a result of the merger of the institution and DeKalb County’s First Southern Bank, where he had been President and CEO since 1993.

Attributing much of his success to consistently striving for excellence, Mr. Young, until his death, remained a steward of dignity and humility.  Under his guidance and direction Citizens Trust Bank continued to be safe, sound and well capitalized.

“The passing of Mr. Young has left us deeply saddened.  He will be tremendously missed but not forgotten” said Cynthia N. Day, newly appointed President and CEO of Citizens Trust Bank. “Mr. Young has left a lasting impact on us all with his wisdom, his character and his ability to inspire others.  We will continue to honor him and the legacy he has left.  Citizens Bancshares Corporation’s Board of Directors, management team and staff continues to embrace and pray for the family to show our support.”

About Citizens Trust Bank

Citizens Bancshares Corporation is a holding company that provides a full range of commercial and personal banking services to individual and corporate customers.  Citizens Trust Bank, formed in 1921, is committed to enabling their customers and the community to realize dreams of economic empowerment.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

Media Contact:	Source: Citizens Trust Bank
Diedra L. St. Julien
AVP/Marketing Director
Citizens Trust Bank
404.575.8371
Diedra.stjulien@ctbatl.com